EXHIBIT 99.3

AGREEMENT TO FILE JOINTLY

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of Common Shares of General Steel Holdings, Inc.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: March 19, 2010	Zuosheng Yu, individually

/s/ Zuosheng Yu

Date: March 19, 2010	Golden Eight Investments Limited

By: /s/ Zuosheng Yu
Zuosheng Yu, Director

Date: March 19, 2010	The GSI Family Trust U/A/D 01/21/10
By: J.P. Morgan Trust Company of Delaware, as trustee

By: /s/ Michael B. Yulsman
Michael B. Yulsman, Vice President